EXHIBIT 99.1

[High Speed Net Solutions, Inc. letterhead]

August 28, 2001

Dear Valued Shareholder of High Speed Net Solutions, Inc. d/b/a Summus:

This letter is the third in a series of regular reports about progress in meeting our business goals and enhancing shareholder value. The Company feels that it is very important that we broaden the communication channel with our owners. In an effort to enhance our communication with each shareholder, we have set up an e-mail address shareholders@summus.com for you to post your questions or concerns. We will endeavor to answer your questions and will formulate the frequently asked questions into a FAQ section on our website. I look forward to your input.

Here are some of the highlights of our recent efforts:

      Qualcomm Relationship

The Company continues to make progress in developing our relationship with Qualcomm. As announced in our August 6, 2001 press release we have successfully demonstrated our video solution on Qualcomm’s Binary Runtime Environment for Wireless or BREW™ platform. This is the first customer validation of our BlueFuel™ application suite. Qualcomm is a leader in developing and delivering innovative wireless communications products and services based on its CDMA digital technology and was pleased with our progress. We are working in Qualcomm’s lab to port our BlueFuel™ solutions to several manufacturers’ color handsets, including Sharp and LG. The nature of our relationship with Qualcomm continues to grow as we demonstrate our ability to execute. Qualcomm is assisting us in broadening our reach within the wireless industry and has asked us to present our BlueFuel™ technology in its booth at the Cellular Telecommunications & Internet Association (CTIA) show on September 11th -13th at the San Diego Convention Center.

Many shareholders have asked why Qualcomm has not invested in our company. We are in active dialogue with Qualcomm regarding a strategic investment. We cannot forecast the outcome of our discussions. We can advise you that we are making every effort to work through the issues to enable Qualcomm to make a quick decision.

      Samsung Relationship

As announced in our August 1 press release, the Company signed a master porting agreement with Samsung. The master porting agreement is a basis on which to move forward with Samsung. The agreement outlines the general contract terms and structure for specific contracts with Samsung product groups. We are currently working through an agent in discussing our solutions with several divisions of Samsung. Now that we have the master porting agreement in place we are aggressively going after immediate opportunities to generate revenues with Samsung. We anticipate final requirements soon that will allow us to generate the scope of work and schedule for a port to one of Samsung’s chip sets. We hope Samsung will prove to be a very important partner.

      Business Development Activities

Our business development activities are expanding as we further define our BlueFuel™ products. We are approaching major carriers, content providers and device manufacturers to demonstrate the capabilities of BlueFuel™. Our meetings thus far have generated significant interest in our solutions, and we continue to discuss revenue opportunities with each segment of the mobile and wireless market. For example, we recently attended a large sports games event in Philadelphia where we had the opportunity to demonstrate some of our concepts behind our BlueFuel™ product suite. Response from the focus group there was very positive and has helped us validate our business model. Our government projects continue on track, and we are anticipating extending our current contracts with the Office of Naval Research into next year. In addition, our government business has continued to grow, and we intend to continue to mine this area for more opportunities, specifically with a wireless focus.

      SEC Filings Update

The Company has worked diligently to file with the SEC its initial registration statement on Form 10 under the Securities Exchange Act of 1934 (the “Exchange Act”), its annual report on Form 10-K for the fiscal year ended December 31, 2000, and its subsequent quarterly reports on Form 10-Q for the first and second quarters of 2001. As of the date of this letter, we are current in the filing of our periodic reports required under the Exchange Act, notwithstanding that our official status as an Exchange Act reporting company awaits clearance of the Form 10 by the staff of the SEC. In general, the SEC staff seeks, as a matter of its internal guidelines, to provide comments with respect to filings under review within 30 days of the date filed. Although the Company filed its Form 10 on July 5, 2001, the staff advised the Company that it would defer review of that filing until it received our quarterly report on Form 10-Q for the first quarter of 2001. That Form 10-Q was filed on July 27, 2001. Accordingly, we expect to receive the staff’s comment letter on the Form 10 and our other filings shortly. We anxiously await comments from the SEC staff and, once received, will make every effort to address and resolve the staff’s comments as quickly as possible. Should the comment letter dictate amendment of our filings or a supplemental response by the Company, the SEC staff’s internal guidelines provide for the staff to target review of such amendment(s) and response and follow-up communication of further comments, if any, within five days of the date filed or submitted.

The Company has begun the work to file with the SEC a registration statement on Form S-1 covering the resale of shares of our common stock for which shareholders have been provided with registration rights. Our goal is to coordinate this filing with our efforts to become an Exchange Act reporting company (through clearance of the Form 10) and to seek to have our common stock made eligible for quotation on the OTC Bulletin Board. Shareholders who have registration rights with respect to some or all of their shares of our common stock will shortly be receiving a more formal written notice as to the filing of the Form S-1. The notice will include a request for information necessary for the Company to complete the registration statement.

We would like to schedule our annual shareholders meeting for the first part of November. We are in the process of preparing a proxy statement, which in light of anticipated proposals to be submitted to a vote of the Company’s shareholders, will also be subject to review by the SEC staff. For this reason, the exact timing of the meeting cannot yet be determined.

      Capital Raising

We continue to offer and sell our securities in private transactions as a means of supplementing our revenue stream to finance our operations, while at the same time seeking larger investment by institutional investors. We expect to continue this strategy until our common stock is made eligible for quotation on the OTC Bulletin Board. We continue to foster relationships with institutional investors in anticipation that certain of such investors will be interested in making an investment in the Company so as to allow us to fully implement our business plan once our common stock trades on the OTC Bulletin Board. Our fund-raising efforts have been successful thanks to our existing shareholder base. We have been able to sustain a steady investment stream in a very difficult market, and we have confidence that we will continue to attract new investors until our revenues can sustain operations, although no assurances can be provided in this regard.

      Other Activities

Our integration of operations following the acquisition of all the assets of Summus, Ltd. in February 2001 is nearly completed. Indeed, of late we have been adding key personnel in the areas of marketing and product management to augment our post-combination staff. The skill set and the people involved are an important part in moving our solutions to market. Our recent additions are part of a controlled growth plan to bring critical resources into the Company to help with marketing, business development and product development. In addition to our staffing activities, we are developing a comprehensive intellectual property strategy in an effort to protect our technology. We are working closely with the law firm of Pennie & Edmonds to file patent applications and implement an internal process for capturing ideas that could result in a patent.

As described in our annual report on Form 10-K for the fiscal year ended December 31, 2000, we have been discussing the sale of our rich media direct business. This process has taken longer than anticipated, but we hope to have resolution to this process in the near term. In addition, we continue to explore opportunities to spin out other technologies to form viable businesses. It would be premature to disclose specifics concerning these ventures, but we can assure we are always looking at ways to increase shareholder value.

To address continuing cash flow constraints, we have negotiated settlements of and extended payment terms on existing liabilities and continue to reduce operating costs.

As disclosed in our quarterly reports on Form 10-Q for the first and second quarters of 2001, two members of our Board of Directors resigned in mid-July. Currently we have a four-member board made up of three internal directors and one external director. We are in the process of identifying candidates to fill the vacancies.

Many shareholders are asking what role Andy Fox, our former President and CEO, is currently playing in the organization. Currently, Andy is a consultant and being utilized in a marketing capacity to identify business opportunities using BlueFuel™. Andy was very helpful in establishing a relationship with Qualcomm and continues to help manage that relationship.

This shareholder letter contains statements that are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including but not limited to, the statements regarding the Company’s relationship with Qualcomm, the Company’s relationship with Samsung, the status of the Company’s SEC filings, capital-raising efforts, the contemplated disposition of the Company’s rich media direct business and other business plans, are not based on historical fact, but rather reflect the Company’s current expectations concerning future events. By their nature, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those projected in any forward-looking statements. The following important factors, among others, may cause actual results or developments to differ materially from those expressed or implied by the forward-looking statements: (1) a lack of sufficient financial resources to implement the Company’s business plan, which has resulted in the Company’s receiving a “going concern” opinion from its independent accountant with respect to its audited financial statements as of and for the period ended December 31, 2000; (2) the Company’s dependence on the continued growth in demand for wireless Internet usage; (3) the rapid pace of technological developments in the wireless communications industry, particularly with respect to the availability of greater capacity or faster transmission speeds (also known as “broadband” transmission); (4) the degree of market acceptance of the Company as a viable wireless technology provider and of its wireless data services, including wireless e-mail; (5) technological competition, which creates the risk of the Company’s technology being rendered obsolete or noncompetitive; (6) the lack of patent protection with respect to the Company’s technology; (7) potential infringement of the patent claims of third parties; and (8) the Company’s dependence on its key personnel and the risk of the loss of their services. The Company hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Please look for further announcements soon.

Sincerely,

By:/s/ Bjorn Jawerth
Chairman